Exhibit 10.4

UNSECURED PROMISSORY NOTE

$500,000	April 9, 2025
Note Series: 042025-48	Sunrise, Florida

For value received, NextTrip Holdings, Inc., a Florida corporation (the “Company”), promises to pay to the Donald P. Monaco Insurance Trust, (the “Holder”), the principal sum of $500,000. Interest shall accrue from the date of this Unsecured Promissory Note (the “Note”) on the unpaid principal amount at a rate equal to 7.5% simple interest per annum. The Holders and the Company are hereinafter sometimes referred to collectively as the “Parties,” and individually as a “Party.” This Note is subject to the following terms and conditions.

1. Line of Credit. Subject to the terms and conditions of this Note, the Holder, from time to time on or before June 30, 2025, each agree to advance sum or sums to the Company under this Note, as set forth in the Schedule of Advances, attached as Exhibit A hereto. This Note is issued as a part of a series of notes designated by the Note Series above (collectively, the “Notes”) and having an aggregate principal amount not to exceed Two Million dollars ($2,000,000) (the “Maximum Principal”) at any given time (the “Line of Credit”). The Holder shall enter each amount borrowed and repaid in the respective Holder’s records. No failure by the Holder to make, and no error by the Holder in making, any entry in such records shall affect the Company’s obligation to repay the full principal amount advanced by the respective Holders to or for the account of the Company, or to pay interest or fees thereon at the agreed-upon rates.

2. Maturity. This Note will automatically mature and be due and payable, and the Line of Credit will automatically terminate, on April 8, 2026, (the “Maturity Date”) unless extended by the written consent of the Holders. Any portion of the Note can be prepaid at any time by the Company without penalty. The entire unpaid principal sum of this Note shall become immediately due and payable upon (i) the insolvency of the Company, (ii) the commission of any act of bankruptcy by the Company, (iii) the execution by the Company of a general assignment for the benefit of creditors, (iv) the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or (v) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

3. Payment and Proceeds. All payments shall be made in lawful money of the United States of America at such place as the Holders hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty. The Company may use the proceeds of the Notes for any lawful purpose.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law. These Notes and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law.

6. Notices. Any notice required by this Note shall be in writing. Such notice shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver executed in accordance with this Section 6 shall be binding upon the Company, and the Holder and each transferee of the Note.

8. Officers and Directors Not Liable. In no event shall any officer or director of the Company be liable for any amounts due or payable pursuant to the Notes.

9. Action to Collect on Note. If action is instituted to collect on this Note, the Company shall pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

10. Usury Savings Clause. It is the intention of the Parties hereto to comply with applicable state and federal usury laws from time to time in effect. Accordingly, notwithstanding any provision to the contrary in this Note or any other documents related hereto, in any event (including, but not limited to, prepayment or acceleration of the maturity of any obligation) will this Note or any such other document require the payment or permit the collection or receipt of interest in excess of the highest lawful rate. If under any circumstance whatsoever, any provision of the Note or of any other document pertaining hereto will provide for the payment, collection or receipt of interest in excess of the highest lawful rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstances, the Holders will ever receive anything of value as interest (or anything of value deemed interest by applicable law) under this Note, or any other document pertaining hereto, an amount that would exceed the highest lawful rate, such amount that would exceed the highest lawful rate shall be applied to the reduction of the principal amount owning under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excess interest exceeds the unpaid principal balance of the Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specified contingency, exceeds the highest lawful rate, the Company and the Holder will, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness (including any extension or renewal) so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or (iv) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

11. Severability. If one or more provision of this Note is held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

12. Facsimile and Counterparts. This Note may be signed by facsimile and executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

[Signature Page Follows]

The parties have executed this Unsecured Promissory Note as of the date first set forth above.

COMPANY:

nEXTTRIP HOLDINGS, inc.

By:	/s/ Frank Orzechowski
Name:	Frank Orzechowski
Title:	Chief Financial Officer

Address:
3900 Paseo Del Sol Santa Fe, NM 87507

AGREED TO AND ACCEPTED:

April 9, 2025

/s/ Donald Monaco
Donald P. Monaco Insurance Trust

Signature Page to Unsecured Promissory Note

Exhibit A

Schedule of Advances

Holder	Date	Amount

Total:

Exhibit A